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                                                                   EXHIBIT 2.3







                          AGREEMENT AND PLAN OF MERGER




                                      AMONG




                             JEWELERS NATIONAL BANK,




                              ZALE DELAWARE, INC.,




                                       AND


                                HURLEY STATE BANK




                                   DATED AS OF


                                  JULY 10, 2000



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                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger, dated as of July 10, 2000 (this "Agreement"), by and among Zale Delaware, Inc., a Delaware corporation ("Z Del"), Jewelers National Bank, a national banking association ("JNB"), and Hurley State Bank, a bank organized under the laws of South Dakota ("Bank").

                                    RECITALS

         WHEREAS, JNB is a national banking association with authorized capital stock of 50,000 shares of Common Stock, par value $100 per share (the "Shares"), of which 12,500 Shares are issued and outstanding and owned of record by Z Del;

         WHEREAS, Bank is a wholly owned subsidiary of Associates First Capital Corporation, a Delaware corporation ("Associates");

         WHEREAS, the Boards of Directors of JNB and Bank desire to effect a merger (the "Merger") of JNB with and into Bank on the terms and subject to the conditions contained in this Merger Agreement and in accordance with the laws of the State of South Dakota (the "South Dakota Law") and the laws of the United States of America; and

         WHEREAS, Z Del and Associates, as the sole stockholders of JNB and Bank, respectively, have adopted this Merger Agreement and approved the Merger as provided herein and in accordance with South Dakota Law.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Account" shall mean a credit card account owned by JNB.

         "Account Documentation" shall mean all books and records in the possession or control of JNB or an affiliate of JNB relating to the Accounts, including without limitation applications for Accounts, acceptance certificates for prescreened offers, periodic statements, credit and collection files, file maintenance data, correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

         "ADS" shall mean ADS Alliance Data Systems, Inc., a Delaware corporation.

         "ADS Agreement" shall mean that certain Credit Services Processing Agreement, dated May 5, 1998, among ADS, Z Del and JFS.



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         "Agreement" shall mean this Agreement and Plan of Merger.

         "Applicable Law" means all provisions of statutes, rules, regulations and orders of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case, whether of the United States or foreign, applicable to a Person, and all orders and decrees of arbitrators in proceedings or actions in which the Person in question is a party.

         "Arbitration Notice" shall have the meaning assigned to it in Section
12.11 hereof.

         "Associates" shall mean Associates First Capital Corporation, a Delaware corporation.

         "Articles of Merger" shall have the meaning assigned to it in Section
2.2 hereof.

         "Audit" shall have the meaning assigned to it in Section 3.8(a) hereof.

         "Bank" shall mean Hurley State Bank, a bank organized under the laws of South Dakota.

         "Benefit Plans" shall mean any bonus, incentive, deferred compensation, pension, profit-sharing, vacation, retirement, stock purchase, stock option or other stock-based compensation, severance benefits, salary continuation, hospitalization or other medical, life or other insured or self-insured health or welfare plan relating to JNB's business, employees, officers and directors, including any policy, plan, program or agreement that provides for the payment of similar benefits.

         "Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday in the States of Texas, South Dakota, Illinois, Delaware, Tennessee or Utah.

         "Card" shall have the meaning assigned to it in the Merchant Services Agreement.

         "Card Program" shall have the meaning assigned to it in the Merchant Services Agreement.

         "Cardholder", with respect to an Account, means any Person to whom the card evidencing such Account has been issued and/or any Person who has actual, implied or apparent authority to use such card.

         "Cardholder Agreement" shall mean, with respect to an Account, the agreement governing such Account.

         "Closing" shall mean the closing of the transactions contemplated hereby.

         "Closing Date" shall have the meaning assigned to it in Section 2.7 hereof.

         "Code" shall have the meaning assigned to it in Section 3.8(a) hereof.





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         "Confidential Information" shall have the meaning assigned to it in
Section 7.1 hereof.

         "Confidentiality Agreement" shall mean that certain confidentiality agreement dated February 2, 2000 between Zale Corporation and Associates Credit Card Services.

         "Conversion" shall have the meaning assigned to it in the Merchant Services Agreement.

         "Conversion Date" shall have the meaning assigned to it in the Merchant Services Agreement.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall have the meaning assigned to it in Section 2.2.

         "Employment Laws" shall have the meaning assigned to it in Section 3.10(c) hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FTC" shall mean the United States Federal Trade Commission.

         "Governmental Entity" shall mean any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hired Employees" shall have the meaning assigned to it in Section 6.1.

         "IRS" shall mean the United States Internal Revenue Service.

         "Interim Purchase and Servicing Agreement" shall mean that certain Interim Purchase and Servicing Agreement of even date herewith between Associates Credit Card Services, Inc. and JNB.

         "Indemnified Party" shall have the meaning assigned to it in Section 10.3(a).

         "Indemnifying Party" shall have the meaning assigned to it in Section 10.3(a).

         "JFS" shall mean Jewelers Financial Services, Inc., a Delaware corporation.

         "JNB" shall mean Jewelers National Bank, a national banking association.






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         "Losses" shall have the meaning assigned to it in Section 10.2(a).

         "Material Adverse Effect" shall mean a material adverse effect on the business, assets, financial condition, or results of operations of JNB, the credit card operations of JNB or the ability of Z Del or JNB to consummate the transactions contemplated by this Agreement.

         "Merchant Services Agreement" shall mean that certain Merchant Services Agreement of even date herewith among Bank, Z Del and Zale Puerto Rico, Inc.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, or government or any agency or political subdivision thereof.

         "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion of any such period ending on the Closing Date that includes (but does not end on) the Closing Date.

         "Purchase Price" shall have the meaning assigned to it in Section 2.6.

         "Receivables" shall mean all amounts shown on JNB's or Zale Funding Trust's records as amounts payable by obligors on any Account as of the Closing Date, including any such amounts that have been charged off prior to the date hereof.

         "Receivables Purchase Agreement" shall mean that certain Receivables Purchase Agreement of even date herewith between Zale Funding Trust and Associates Credit Card Services, Inc.

         "Reserves" shall have the meaning assigned to it in Section 3.8(d) hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Servicer Related Claim" shall mean any claims by ADS or its affiliates against Seller, Z Del, JNB or any of their affiliates based upon the ADS Agreement.

         "Shares" shall have the meaning assigned to it in the Recitals hereto.

         "South Dakota Law" shall mean the law of the State of South Dakota.

         "Surviving Corporation" shall have the meaning assigned to it in
Section 2.1.

         "Tax or Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts




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attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

         "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         "Termination Agreement" shall mean that certain termination agreement between ADS, Z Del and JFS, dated July 6, 2000.

         "Third Party Claims" shall have the meaning assigned to it in Section 10.3.

         "Third Party Servicer Related Claim" shall mean any Third Party Claim related to or arising in connection with the performance of services by ADS or its affiliates under the ADS Agreement.

         "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code.

         "Unfair Labor Practice" shall have the meaning assigned to it in
Section 3.10 hereof.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.

         "Zale Receivables Securitization Facility" shall mean the receivables securitization facility established pursuant to (a) that certain Purchase and Servicing Agreement dated as of July 15, 1999 among Zale Funding Trust, Z Del and JNB; (b) that certain Indenture dated as of July 15, 1999 between Zale Funding Trust and The Bank of New York; (c) each Indenture Supplement entered into from time to time on or after July 15, 1999 between Zale Funding Trust and The Bank of New York; (d) that certain Amended and Restated Trust Agreement dated as of July 15, 1999 between Z Del and Wilmington Trust Company, (e) that certain Class A Note Purchase Agreement dated as of July 15, 1999 among Zale Funding Trust, Z Del, JNB, the purchasers party thereto, Credit Suisse First Boston, New York Branch, as agent, and the other agents identified therein, as amended, and (f) each of the other agreements, documents and instruments executed from time to time in connection therewith.

         "Z Del" shall mean Zale Delaware, Inc., a Delaware corporation.


                                   ARTICLE II
                                   THE MERGER

         2.1 Merger. At the Effective Time, JNB shall be merged with and into Bank upon the terms and subject to the conditions hereinafter set forth and as permitted by and in accordance with the provisions of the South Dakota Law and the laws of the United States of America. Thereupon, the separate existence of JNB shall cease, and Bank, as the surviving bank




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corporation in the Merger, shall continue to exist under and be governed by
South Dakota Law. Bank, as the surviving bank corporation, is sometimes referred to hereinafter as the "Surviving Corporation."

         2.2 Filings; Effective Time. Contemporaneously with the execution of this Agreement, Bank will file an interagency bank merger application with the Federal Deposit Insurance Corporation and the Director of the Division of Banking for the State of South Dakota. Subject to the terms and conditions contained herein, after receipt of approval of the Federal Deposit Insurance Corporation and the Director of the Division of Banking for the State of South Dakota, Articles of Merger in such form as may be required by law (the "Articles of Merger") shall be executed by Bank and JNB and filed, or caused to be filed, by Bank in the office of the Secretary of State of the State of South Dakota concurrently with the consummation of the Merger, which shall occur on such date as may be agreed upon by Bank and Z Del. The time of such filing is referred to herein as the "Effective Time."

         2.3 Conversion and Cancellation of Shares. At the Effective Time, the Shares, by virtue of the Merger, automatically and without any action on the part of Bank, JNB or Z Del, shall be converted into the right to receive the "Purchase Price" pursuant to Section 2.6 hereof.

         2.4 Articles of Incorporation; Bylaws; Directors; Officers; Policies.

             (a) The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Bank in effect at the Effective Time, as amended by the Articles of Merger.

             (b) The Bylaws of the Surviving Corporation shall be the Bylaws of Bank as in effect at the Effective Time.

             (c) From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Bank at the Effective Time, each to serve until the expiration of the term for which such director was elected and until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal.

             (d) From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Bank at the Effective Time, each to serve until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal.

             (e) Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of the Surviving Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of JNB, its Board of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to JNB.

         2.5 Rights and Duties of Bank and the Surviving Corporation.

             (a) At the Effective Time, the corporate existence of JNB shall be merged into and continued in the Surviving Corporation; and the Surviving Corporation shall be deemed a continuation in entity and identity of JNB and Bank (the "Constituent Corporations"). All rights,





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franchises and interests of the Constituent Corporations, in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation without any deed or other transfer, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights and property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the respective Constituent Corporations immediately prior to the Effective Time.

             (b) At the Effective Time, the Surviving Corporation shall be liable for all liabilities of the Constituent Corporations, and all deposits, debts, liabilities, obligations and contracts of the Constituent Corporations, matured or unmatured, whether accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on balance sheets, books of account or records of either of the Constituent Corporations shall be those of the Surviving Corporation and shall not be released or impaired; and the Surviving Corporation shall (pursuant to the assignment and assumption agreement in such form as may be mutually agreed upon by the parties hereto (the "Assignment and Assumption Agreement")) assume all contracts listed on Schedule 3.13(a) and (b) hereto; and all rights of creditors and other obligees and all liens on property of either of the Constituent Corporations shall be preserved unimpaired as rights and obligations of and liens on the property of the Surviving Corporation.

         2.6 Purchase Price; Allocation of Purchase Price. At the Closing, Bank shall deliver to Z Del against delivery by Z Del of the stock certificates evidencing the Shares an amount equal to the book value of JNB as of the Effective Time, which shall be determined in a manner consistent with Schedule
2.6 hereto (the "Purchase Price"). At the Closing, Bank shall pay the Purchase Price in immediately available United States Federal funds by electronic wire transfer to a bank account designated at least two (2) Business Days prior to Closing in writing by Z Del. The parties contemplate that the Effective Time will occur contemporaneously with the Closing.

         2.7 Closing. Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at (i) the offices of Z Del at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 at 10:00 a.m., local time, concurrently with the Conversion, or (ii) such other place and/or time and/or on such other date as Z Del and Bank may agree or as may be necessary to permit the fulfillment or waiver of the conditions herein (in case of either clause (i) or (ii), the "Closing Date").

         2.8 Deliveries to Purchaser. At Closing, Z Del shall deliver to Bank the instruments and items set forth below:

             (a) A certificate of JNB's Secretary or an Assistant Secretary certifying resolutions adopted by the Board of Directors and sole shareholder of JNB authorizing and approving the execution, delivery and performance of this Agreement;

             (b) The written resignations of the directors of JNB;

             (c) The stock books, stock ledgers, minute books, and corporate seals of JNB;

             (d) All certificates of JNB's or Z Del's respective officers required under or in connection with this Agreement;




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             (e) Certificates of status of compliance or good standing of JNB from the Office of the Comptroller of the Currency, dated not more than thirty
(30) days before the Closing Date;

             (f) Any updates of Schedules or Exhibits to this Agreement dated the Closing Date and certified by JNB's Secretary or an Assistant Secretary; and

             (g) All other documents, certificates, instruments, agreements and writings required to be delivered by JNB or Z Del on or before the Closing Date pursuant to this Agreement.

         2.9 Deliveries of Bank. At Closing, Bank shall pay the Purchase Price to Z Del and deliver to Z Del the following instruments and items:

             (a) Articles of Merger executed for filing with the Secretary of State for the State of South Dakota;

             (b) A certificate of Bank's Secretary or an Assistant Secretary certifying resolutions of the Board of Directors and sole shareholder of Bank authorizing and approving the execution, delivery, and performance of this Agreement;

             (c) All certificates of Bank's officers required under or in connection with this Agreement;

             (d) The Assignment and Assumption Agreement; and

             (e) All other documents, certificates, instruments, agreements and writings required to be delivered by Bank on or before the Closing Date pursuant to this Agreement.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF Z DEL AND JNB

         Z Del and JNB, jointly and severally, hereby represent and warrant to Bank as follows:

         3.1 Authority. Each of Z Del and JNB has the corporate power and authority to execute this Agreement and all documents, instruments and agreements required to be executed by each of Z Del and JNB pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed by each of Z Del and JNB pursuant hereto, and the performance by each of Z Del and JNB of their respective obligations hereunder, have been duly authorized by each of Z Del and JNB and no further corporate action is necessary on the part of either Z Del or JNB. This Agreement has been duly executed and delivered by each of Z Del and JNB and, assuming the due execution and delivery by Bank, constitutes a valid and legally binding obligation of Z Del and JNB, enforceable against each of them in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).



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         3.2 No Conflicts; Consents. Except as set forth on Schedule 3.2 hereto, neither the execution and delivery of this Agreement by each of Z Del and JNB, nor the consummation of the transactions contemplated hereby, will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under any provision of
(i) the respective certificate of incorporation, articles of association or charter or by-laws of Z Del or JNB, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which either Z Del or JNB is a party or by which either of them or any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Z Del or JNB or any of their respective properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association (each, a "Governmental Entity") is required to be obtained or made by Z Del or JNB in connection with the consummation of the transactions contemplated hereby other than (w) filings with the appropriate federal and state banking agency(ies), the SEC and the state securities or "blue sky" commission or similar body in each state where such filing may be necessary, (x) to the extent required, compliance with and filings under the HSR Act, (y) as become applicable solely as a result of the specific regulatory status of Bank or any of its affiliates and (z) those the failure of which to make or obtain would not have a Material Adverse Effect.

         3.3 Organization and Standing. Each of Z Del and JNB is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Z Del and JNB has all requisite corporate power and authority to carry on its respective business as presently conducted and to own, lease and operate its respective properties and assets as currently owned, leased and operated, and each is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it, make such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

         3.4 Shares of JNB. The authorized capital stock of JNB consists of 50,000 shares of common stock, par value $100 per share, of which 12,500 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable and are owned by Z Del free and clear of any liens, charges, security interests, adverse claims and encumbrances. Except for the Shares, there are no shares of capital stock or other equity securities of JNB outstanding. None of the Shares have been issued in violation of, or are subject to, any purchase option, call, right of first refusal or preemptive, subscription or similar right. Except as set forth on Schedule 3.4 hereto, there are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which JNB is or may become obligated to issue, sell, purchase, return or redeem any shares of its capital stock, owner certificates, or other securities of JNB or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of JNB.




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         3.5 No Subsidiaries of JNB. JNB does not own, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership or other Person.

         3.6 Absence of Certain Changes or Events. Since April 30, 2000, except as contemplated hereby and except as disclosed on Schedule 3.6 or in any document filed with the SEC, JNB has conducted its business in the ordinary course, and there has not occurred or arisen any event or events which, individually or in the aggregate, has had or is reasonably likely to (i) have a Material Adverse Effect or (ii) require filings with the SEC under the Exchange Act (except for any filings that will be filed under the Exchange Act after the date hereof but prior to the Closing Date).

         3.7 Litigation. Except as disclosed on Schedule 3.7 hereto, there is no suit, action or proceeding pending or, to the knowledge of Z Del or JNB, threatened against JNB that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 3.7 hereto, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against JNB which is reasonably likely to have a Material Adverse Effect.

         3.8 Taxes.

             (a) For purposes of this Agreement, (a) "Audit" shall mean any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings; and (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

             (b) JNB is a "corporation" (as defined in Section 7701(a)(3) of the Code) and has not made an election under Section 1362 of the Code.

             (c) In the last three years, the only States where JNB has filed (or had filed on its behalf) any income Tax Returns are those set forth on
Schedule 3.8.1 hereto.

             (d) Except as set forth on Schedule 3.8.2 hereto, (i) JNB has (x) filed (or had filed on its behalf) all Tax Returns required to be filed by it, and such Tax Returns are correct and complete in all material respects and (y) paid (or had paid on its behalf) or made provision in accordance with GAAP ("Reserves") for the payment of all Taxes shown as due on such Tax Returns, (ii) there are no liens for Taxes upon any shares of the stock or assets of JNB, except for statutory liens for current Taxes not yet due, (iii) JNB has withheld and paid (or had withheld and paid on its behalf) all Taxes required to have been withheld and paid, except where the failure to so comply would not have a Material Adverse Effect, (iv) no Audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of JNB, and neither Z Del nor JNB has received notice of any pending Audits or proceedings with respect to JNB, except those which would not have a Material Adverse Effect, (v) JNB has not waived (or had waived on its behalf) any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency, (vi) JNB is not a party to any agreement providing for the allocation or sharing of Taxes and (vii) no power of attorney has been executed by (or on behalf of) JNB with respect to any matter relating to Taxes which is currently in force.




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         3.9. Benefit Plans.

             (a) Except as set forth on Schedule 3.9, JNB does not maintain, sponsor, participate in or contribute to any bonus, incentive, deferred compensation, pension, profit-sharing, vacation, retirement, stock purchase, stock option or other stock-based compensation, severance benefits, salary continuation, hospitalization or other medical, life or other insured or self-insured health or welfare plan relating to JNB's business, employees, officers and directors, including any policy, plan, program or agreement that provides for the payment of similar benefits (collectively, "Benefit Plans") or under which JNB has any present or future obligations or liabilities on behalf of JNB's current or former employees, officers or directors, or their dependents or beneficiaries.

             (b) To the knowledge of Z Del and JNB, all Benefit Plans are in compliance with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Services (the "IRS"), and neither Z Del nor JNB is aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of Z Del or JNB, threatened litigation relating to the Benefit Plans. To the knowledge of Z Del and JNB, neither Z Del nor JNB has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Z Del or JNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the knowledge of Z Del and JNB, no event or condition has occurred, or failed to occur, in connection with which Z Del or JNB is or may reasonably be expected to be, directly or indirectly through any of their affiliates, subject to any liability, lien or encumbrance with respect to any plan under ERISA or other applicable law or under any agreement, instrument or understanding pursuant to or under which Z Del or JNB is required to indemnify any person against such liability, lien or encumbrance.

             (c) No Benefit Plan which Z Del or JNB maintains, sponsors, participates in or contributes to is a "defined benefit plan," within the meaning of Section 3(35) of ERISA.

             (d) Except for a medical coverage plan provided by Z Del for all retirees (and the spouses of all such retirees) employed prior to November 15, 1994 and retiring at age 55 or older with ten (10) or more years of service (if such retiree elects to pay the applicable premium), neither Z Del nor JNB has any obligation for retiree health and life benefits under any Benefit Plan.

             (e) Prior to the Closing Date, Z Del and JNB shall take all actions necessary (including withdrawal of JNB as a participating employer, if applicable) so that the participation of JNB and the participation by employees of JNB in any Benefit Plan sponsored and maintained by Z Del or any affiliate of Z Del (other than JNB) shall terminate as of the Closing.

         3.10 Employee Relations. Except as set forth on Schedule 3.10(a) hereto, (i) JNB has not engaged in any "Unfair Labor Practice" (within the meaning of the National Labor Relations

Act), and no Unfair Labor Practice complaint against JNB is pending, or to the knowledge of JNB, threatened before the National Labor Relations Board; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of JNB, threatened against or involving JNB; (iii) no employee grievance which would reasonably be expected to have a Material Adverse Effect is pending and no claim therefor has been asserted against JNB; (iv) no collective bargaining agreement is currently being negotiated by JNB; (v) JNB has not experienced any material labor dispute (including, without limitation, any work stoppage) during the last three (3) years; and (vi) no attempt to organize any group or all of the employees of JNB has been made or, to the knowledge of JNB, threatened.

             (a) JNB is not now, and the consummation of the transactions contemplated by this Agreement will not, to JNB's knowledge, cause JNB or Bank to become, bound by, obligated under or responsible for any labor contract, collective bargaining agreement, consent decree or conciliation agreement relating to employment (other than plans or arrangements described in clause (c) below).

             (b) Except as set forth on Schedule 3.10(b) or as otherwise expressly provided in this Agreement, no officer, director or employee of JNB shall be entitled to any severance pay or retention pay or bonus from Bank solely as a result of the consummation of the transactions contemplated hereby.

             (c) The practices and policies of JNB with respect to employment and termination of employment have complied in all material respects with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees and orders ("Employment Laws"), and, except as set forth on Schedule 3.7, there are no claims pending or, to the knowledge of JNB, threatened, against JNB with respect to violations of any such Employment Laws, in each case.


         3.11 Compliance, Licenses and Permits; Accounts and Receivables. (a) Except as set forth on Schedule 3.11, JNB has complied with all laws, statutes, ordinances, regulations, rules, judgments, decrees and orders applicable to its business except where the failure to comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.11, JNB has all licenses, permits and other governmental authorizations or approvals necessary to permit JNB to conduct its consumer businesses as now being conducted, other than such licenses, permits, authorizations or approvals which, individually or in the aggregate, if not obtained, would not have a Material Adverse Effect. Except as set forth on Schedule 3.11 hereto, each such permit, license, authorization or approval is in good standing and there is no proceeding pending or, to the knowledge of JNB, threatened, to revoke or limit any of them.

             (b) Without limiting the generality of the foregoing, (i) except as set forth on Schedule 3.11, the Accounts and Cardholder Agreements and the interest rates, fees, and charges in connection therewith comply with all applicable laws, rules, regulations and orders, except where the failure to so comply would not have a Material Adverse Effect; (ii) assuming the requisite legal capacity of each Cardholder, each Cardholder Agreement (except for Cardholder Agreements entered into in connection with card sales via telephone or the internet) has, to the knowledge of JNB, been duly executed and delivered by the Cardholder named therein, and each Cardholder Agreement is the legal, valid, and binding obligation of the Cardholder signatory thereto and is enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general principles of equity, and except for the rights of Cardholders under 12 CFR 226 12(c), 12 CFR 226 13(a) and any similar state or federal laws applicable thereto; (iii) the outstanding balance of each Receivable arises from a bona fide sale or loan transaction, subject to Cardholder billing inquiries reflected in Account Documentation; (iv) all applications for Accounts have been taken and evaluated and applicants notified in a manner which is in compliance in all material respects with the Equal Credit Opportunity Act and its implementing regulations, as amended; and (v) all disclosures made in connection with the Accounts were in compliance with the provisions of law as of the time made except where the failure to be in compliance would not have a Material Adverse Effect.

         3.12 Brokers, Finders, etc. Neither Z Del nor JNB has taken any action that would result in any valid claim against JNB of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

         3.13 Contracts. (a) Schedule 3.13(a) lists the following agreements, written or oral, to which JNB is a party as of the date hereof which relate specifically to the private label credit card business of JNB :

             (i) any agreement for the lease of personal property from or to a third party providing for lease payments in excess of $100,000 per annum;

             (ii) any agreement with a third party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves payments in excess of $100,000 per annum;

             (iii) any partnership or joint venture agreement;

             (iv) any agreement under which JNB has incurred, issued, assumed, or guaranteed (or may incur, issue, assume, or guarantee) indebtedness for borrowed money in excess of $100,000 (excluding any certificates of deposit issued in the ordinary course of business);

             (v) any agreement which contains a non-competition provision (excluding for this purpose any provision concerning confidentiality, non-disclosure or similar provisions) that restricts the business of JNB, which agreement would apply to Bank following the Closing Date;

             (vi) any agreement between (i) JNB and (ii) Z Del or an affiliate of Z Del, which agreement would apply to Bank following the Closing Date;

             (vii) any agreement (excluding any Benefit Plans) with the directors, officers, or employees of JNB outside the ordinary course of JNB's business on other than an arm's-length basis;

             (viii) any agreement with employees in the nature of a collective bargaining agreement, which agreement would continue to apply to Bank following the Closing Date;

             (ix) any agreement involving reinsurance or servicing of loan-related credit insurance; and

             (x) any agreement involving any contract of sale involving amounts in excess of

$100,000 annually, pursuant to which JNB may be obligated to indemnify any other person following the Closing Date.

             (b) Schedule 3.13(b) lists all agreements, written or oral, to which Z Del or JFS is a party as of the date hereof which relate specifically to the private label credit card business of JNB. Bank acknowledges that JNB has made available to Bank correct and complete copies of each written agreement listed on Schedule 3.13(a) and (b) (as amended to date). With respect to each agreement so listed, except as so indicated on Schedule 3.13(a) or (b), JNB, Z Del or JFS, as the case may be, is not in material breach or default thereunder, and no event has occurred which, with notice, would constitute a material breach or default by JNB, Z Del or JFS, as the case may be, of such agreement.

         3.14 Insurance. JNB is, and, until Closing will be, covered by the policies of insurance (including fidelity bonds) that, in respect of amounts, types and risks insured, management reasonably believes to be adequate for the business conducted by JNB (which policies are in full force and effect). Upon request, JNB shall provide to Bank copies of such insurance policies.

         3.15 Real Properties. JNB does not own any real property other than as described on Schedule 3.15. Except as disclosed on Schedule 3.15, JNB is not in violation of any material environmental laws or regulations applicable to the real property described on Schedule 3.15 and, to the knowledge of Z Del and JNB, there has not been any discharge, release, disposal, or storage of any hazardous materials at or on the real property described in Schedule 3.15, except in each case as would not reasonably be expected to have a Material Adverse Effect.

         3.16 Office Leases. Schedule 3.16 hereto sets forth a list of all leases of real property to which JNB is a party. Except as described in Schedule
3.16 hereto, each such lease is in full force and effect, all rents and other amounts due thereunder have been paid, and JNB is not in default under any material term thereof.

         3.17 Guaranties. Except as disclosed on Schedule 3.17 hereto, JNB is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person, excluding those guaranties that individually or in the aggregate are not reasonably likely to result in JNB being subject to a material liability or obligation and endorsements, indemnities and warranties entered into in the ordinary course of business.

         3.18 Computer Systems. Except as set forth on Schedule 3.18 hereto, JNB owns, has the right to use or otherwise has available to it all material computer software, databases and compilations, including any and all data reasonably necessary for the conduct of the business of JNB as currently conducted.

         3.19 Cardholder Agreements. Schedule 3.19 attached hereto sets forth a list of all Cardholder Agreement forms currently in use. Except as set forth on
Schedule 3.19, the terms of Cardholder Agreements have not been impaired, waived, altered or modified in any material respect.

         3.20 Account Data. The information contained in JNB's processing system was accurate in all material respects as of the date such information was provided to Bank.

         3.21 Credit Card Business. Upon the closing of the transactions contemplated by this Agreement and the Receivables Purchase Agreement, Bank and its affiliates will acquire all of

JNB's business related to the credit card services as of the Closing Date, except for any such business or services directly provided by Z Del or an affiliate of Z Del (other than JNB) or by ADS and except for such business or services related to JNB's credit operations as are not material in the aggregate.

         3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Z Del, JNB nor any other person or entity makes any other express or implied representation or warranty on behalf of Z Del or JNB.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BANK

         Bank hereby represents and warrants to Z Del and JNB as follows:

         4.1 Organization and Standing. Bank is a state chartered bank, duly organized, validly existing and in good standing under South Dakota Law.

         4.2 Authority. Bank has all requisite corporate power and authority to execute this Agreement and all documents, instruments and agreements required to be executed by it pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed by Bank, and the performance by Bank of its obligations hereunder has been duly authorized by all necessary action on the part of Bank (including requisite stockholder approval, if necessary). This Agreement has been duly executed and delivered by Bank and, assuming the due execution and delivery hereof by Z Del and JNB, constitutes a valid and legally binding obligation of Bank, enforceable against Bank in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

         4.3 No Conflicts; Consents. Except as set forth on Schedule 4.3 hereto, neither the execution and delivery of this Agreement by Bank, nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the certificate of incorporation or by-laws of Bank, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Bank is a party or by which it or any of its respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Bank or any of its properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a material adverse effect on the business, assets, financial condition, or results of operations of Bank. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Bank in connection with the execution and delivery of this Agreement and the other documents, agreements and certificates to be executed and delivered by Bank hereunder, or consummation of the transactions contemplated hereby and thereby other than (w) filings with the appropriate federal and state banking agency(ies), the SEC and the state securities or "blue sky" commission or similar body in each state where such filing may be necessary, (x) compliance with and filings under the HSR Act, (y) as set forth on Schedule 4.3 hereto and
(z) those the failure of which to make or obtain would not affect the ability of Bank to consummate the transactions contemplated hereby.

         4.4 Financial Ability to Perform. Bank has sufficient funds available (through existing credit arrangements or otherwise) to pay the Purchase Price to Z Del at Closing and to pay all of its fees and expenses related to the transactions contemplated by this Agreement.

         4.5 Absence of Certain Changes or Events. Since December 31, 1999, except as contemplated hereby and except as set forth on Schedule 4.5 or in any form, report, schedule or definitive proxy statement filed by Bank or its parent with the SEC since December 31, 1999 and prior to the date hereof, Bank and its subsidiaries have conducted their respective businesses in the ordinary course and there has not occurred or arisen any event or events which are reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

         4.6 Brokers, Finders, Etc. Bank has not taken any action which would result in any valid claim against Z Del or JNB of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

         4.7 Litigation. Except as disclosed on Schedule 4.7 hereto, there is no suit, action or proceeding pending or threatened against Bank that, individually or in the aggregate, is reasonably likely to prevent or delay in any material respect Bank from performing its obligations under, or consummating the transactions contemplated by this Agreement.

         4.8 Regulatory Compliance. Except as set forth on Schedule 4.8 hereto, there are no memoranda of understandings or supervisory letters by and between Bank and the Federal Deposit Insurance Corporation or the Division of Banking of South Dakota outstanding with respect to the operations of Bank.

         4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Bank nor any other Person makes any other express or implied representation or warranty on behalf of Bank.


                                    ARTICLE V
                           COVENANTS OF JNB AND Z DEL


         Each of JNB and Z Del covenant and agree with Bank as follows:

         5.1 Access. Prior to the Closing, (i) JNB will and Z Del will (solely to the extent related to services performed by Z Del in connection with JNB's credit card operations) permit representatives of Bank to have access at reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of JNB or Z Del, as the case may be, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to JNB as Bank may from time to time reasonably request and (ii) JNB will and Z Del will (solely to the extent related to services performed by Z Del in connection with JNB's credit card operations) furnish to Bank and its officers, employees, representatives, counsel and independent public accountants such financial and operating data and other information with respect to the assets and business of JNB as is reasonably available to JNB or Z Del, as the case may be. Bank and its affiliates will treat and hold as such any Confidential Information (as defined herein) it receives from either of JNB or Z Del in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to JNB all tangible embodiments thereof (including all copies, reproductions, summaries thereof, notes or computer files pertaining thereto) which are in its possession.

         5.2 Ordinary Conduct.

         Except as otherwise permitted by the terms of this Agreement, from the date hereof to the Closing, JNB shall (i) conduct its business in the ordinary course in substantially the same manner as presently conducted and shall use reasonable efforts consistent with past practices to preserve its relationships with customers and others with whom JNB deals and (ii) use reasonable efforts to maintain in effect all material insurance coverage as to which JNB is a beneficiary, including any directors and officers insurance. Except as otherwise permitted by the terms of this Agreement or as required by Applicable Law, from the date hereof until the earlier of termination of this Agreement or the Closing, JNB shall not do any of the following without the written consent of Bank (which consent will not be unreasonably withheld, delayed or conditioned):

             (a) amend its charter or by-laws;

             (b) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

             (c) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

             (d) except pursuant to the Zale Receivables Securitization Facility, sell, lease or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the business of JNB, except in the ordinary course of business;

             (e) except in connection with the Zale Receivables Securitization Facility, enter into or amend any agreement, contract or other arrangement (or series of related agreements, contracts or other arrangements) by which JNB or any of its properties or assets are bound which has an aggregate future liability or receivable to any person in excess of $100,000 or is not terminable by JNB by notice of not more than sixty (60) days for an aggregate cost of less than $100,000; or

             (f) agree, whether in writing or otherwise, to do any of the foregoing.

         Except as otherwise permitted by the terms of this Agreement, Z Del agrees, solely to the extent Z Del performs services in connection with JNB's credit card operations, to conduct such services in the ordinary course in substantially the same manner as presently conducted.

         5.3 Salary, Wages and Benefits Practices. Notwithstanding anything contained herein to the contrary, nothing shall limit or restrict the right of Z Del or JNB, as the case may be, to increase any salary and wages payable, or benefits provided (so long as such benefits are pursuant to plans in effect on the date hereof), to the Hired Employees after the date of this Agreement in the ordinary course of business reasonably consistent with past practice.

         5.4 Other Transactions. From the date hereof to the earlier of termination of this Agreement or the Closing, except in connection with the Zale Receivables Securitization Facility, Z Del shall not, and shall not permit its affiliates or any of their respective directors, officers, stockholders or representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Bank and its representatives) concerning any merger, sale of securities, sale of substantially all of JNB's assets or similar transaction involving JNB.

         5.5 Intercompany Debt. At or immediately prior to the Closing, JNB shall discharge in full any and all amounts due from JNB to Z Del or its affiliates which are outstanding at the Closing Date, and all amounts due from Z Del or its affiliates owing to JNB which are outstanding at the Closing Date shall be canceled and extinguished by Z Del.

         5.6 Solicitation. For a period of one (1) year from and after the Closing Date, Z Del will not, without Bank's prior written consent, solicit for employment the Hired Employees (other than Hired Employees whose employment with JNB or Bank is thereafter terminated for any reason other than an offer or anticipated offer of employment from Z Del or its affiliates); provided, however, that it shall not be a violation of this covenant to hire any individual who responds to a general public solicitation or advertisement that is not targeted specifically at such Hired Employees.

                                   ARTICLE VI
                                COVENANTS OF BANK

         Bank covenants and agrees with Z Del and JNB as follows:

         6.1 Benefit Plans for Hired Employees.

             (a) Effective as of the Closing Date, the Surviving Corporation shall continue the employment of all current employees of JNB and certain employees of Z Del, including any such employees who are absent from active employment for any reason (other than long-term disability) as of the Closing Date, all such persons being listed on Schedule 6.1. It is understood that any employees on long-term disability as of the Closing Date shall not be considered current employees of JNB or Z Del, as the case may be. All such employees, other than those on long-term disability as of the Closing Date or those who may elect to accept employment with Z Del, set forth on Schedule 6.1 are referred to herein as the "Hired Employees." Schedule 6.1 shall identify employees of JNB who are actively employed and shall also identify employees who are on short-term disability or a workers' compensation leave of absence or other sanctioned leave of absence (other than long-term disability). Those employees on short-term disability or a workers' compensation leave of absence shall become employees of the Surviving Corporation as of the date they are released to return to work. The continued employment of the Hired Employees shall not be construed to limit the ability of Associates or the Surviving Corporation to terminate the employment of any Hired Employee at any time for any reason, and the employment of the Hired Employees shall be subject to all of Associates' practices and policies, including its policy of employment-at-will.

             (b) The Surviving Corporation shall employ the Hired Employees at salaries and wages and with benefits that are, in the aggregate, substantially similar to those provided by JNB or Z Del, as the case may be, immediately prior to the Closing Date. Subject to Section 6.2, nothing in this Agreement shall limit Associates' or the Surviving Corporation"s right, at any time, to modify, amend or terminate any salary and wages payable, or benefit provided, to any or all Hired Employees on or after the Closing Date, including without limitation any employee welfare benefit plan (as defined in ERISA Section 3(1)) to the extent permitted by law.

         6.2 Benefit Plans for Hired Employees

             (a) On and after the Closing, Associates and/or the Surviving Corporation shall provide the Hired Employees with the employee benefits generally provided to other employees of Associates and/or the Surviving Corporation, subject to the terms and conditions of Associates' and/or the Surviving Corporation's plans. Neither Associates nor the Surviving Corporation shall become the sponsor of, or a participating employer in, any employee benefit plan (as defined in Section 3(3) of ERISA) sponsored by Z Del, nor shall Associates or the Surviving Corporation assume any liabilities attributable to the Hired Employees under such employee benefit plans.

             (b) Associates shall grant for purposes of all of Associates' employee welfare benefit plans (as defined in Section 3(1) of ERISA), Associates' vacation policy and short term disability plan, past service credit to all Hired Employees for all periods of time credited to such Hired Employees under JNB's or Z Del's welfare benefit plans, vacation policy and short term disability plan; provided, however, that, no past service credit shall be granted to Hired Employees for any purposes under Associates' retiree medical plan; and provided, further, that with respect to Associates' short-term disability plan, such past service credit shall be granted to Hired Employees, but shall not entitle Hired Employees to qualify for any grandfathered schedule of benefits applicable to participants in the short-term disability plan prior to 1994. As of the Closing, Hired Employees and their dependents, if any, who were covered immediately prior to the Closing by JNB's or Z Del's health insurance plan(s) shall receive credit for their periods of coverage under JNB's or Z Del's health insurance plan(s) towards satisfying any pre-existing conditions limitations under Associates' health insurance plan(s). For the duration of the calendar year in which the Closing occurs, Hired Employees and any of their dependents shall not be required to satisfy any deductible payments required by Associates' health and/or dental insurance plan(s) to the extent that such amounts were previously credited on behalf of such Hired Employees or their dependents, as applicable, during such calendar year under Z Del's or JNB's health and/or dental insurance plan(s); provided, however, that credit shall be granted towards satisfying deductible payments only if, and to the extent that, Z Del or JNB provides Associates with such information as Associates requires to administer such provision. As of the Closing, Hired Employees shall receive credit under Associates' sick leave policy for such Hired Employees' accrued sick leave under Z Del's or JNB's sick leave policy, up to a maximum accrual of up to twenty-four
(24) days under Associates' sick leave policy. Prior to the Closing or as soon thereafter as administratively feasible, Z Del or JNB shall provide to Associates such information as Associates reasonably requires to administer the foregoing with respect to the Hired Employees.

             (c) Hired Employees shall receive credit for their service with JNB for eligibility and vesting purposes under the Associates Savings and Profit Sharing Plan ("ASAP Plan"); provided, however, that such past service credit shall be granted under the ASAP Plan only to the extent that such service was recognized and credited to such Hired Employees under the Zale Corporation Savings and Investment Plan. No past service credit shall be given for any purposes under the Associates First Capital Corporation Pension Plan. Prior to the Closing or as soon thereafter as administratively feasible, Z Del and JNB shall provide to Associates such information as Associates reasonably requires to administer the foregoing with respect to the Hired Employees. To the extent permitted by the Code, applicable laws and Treasury Regulations, Associates will take appropriate action to permit Hired Employees to make a transfer or rollover of their account balances in the Zale Corporation Savings and Investment Plan to the ASAP Plan in accordance with applicable statutory and regulatory requirements and the provisions of the ASAP Plan.

             (d) For so long as Z Del or JNB or any of their affiliates provide group health coverage to their employees, Z Del or JNB shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide group health plan continuation coverage to or with respect to any employee of Z Del, JNB or their respective affiliates as of the Closing Date in accordance with applicable law with respect to any "qualifying event" occurring on or prior to the Closing Date, including any "qualifying event" resulting from the Closing hereunder. Associates shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code to provide continuation coverage to or with respect to any Hired Employee in accordance with applicable law with respect to any "qualifying event" which occurs after the Closing Date.

             (e) Associates and the Surviving Corporation shall not assume, and Z Del shall retain, all liabilities and obligations arising with respect to all vacation earned but not taken as of July 31, 2000 by the Hired Employees. Associates and the Surviving Corporation shall assume all liabilities and obligations arising with respect to all vacation earned but not taken after July 31, 2000 by the Hired Employees while such Hired Employees were employees of JNB. In no event shall any of the vacation earned but not taken by any Hired Employee while such employee was an employee of JNB or any affiliate thereof be decreased, rescinded or otherwise adversely affected by the Merger or the Surviving Corporation.

             (f) Nothing contained in this Agreement, whether express or implied, is intended to confer upon any employee of Z Del, JNB or their respective affiliates or any Hired Employee or their legal representatives any rights or remedies, including, without limitation, any rights of employment for any period of any nature or kind whatsoever or by reason of this Agreement.

             (g) Severance. Each Hired Employee who (i) remains an employee of Bank, JNB or Z Del, as the case may be, in good standing through Conversion and
(ii) whose employment is terminated by Bank, JNB or Z Del, as the case may be, for reasons other than cause or voluntary resignation between the closing date under the Receivables Purchase Agreement (as set forth in Section 2.3 of the Receivables Purchase Agreement) and December 31, 2001, will be eligible for the severance payment set forth in this Section 6.2(g). After December 31, 2001, severance eligibility for any such remaining Hired Employees will be determined under the severance policy then applicable to the employees of the Surviving Corporation (provided that, all such Hired Employees will be credited for prior service with JNB or Z Del, as the case may be, under the Surviving Corporation's severance policy and such Hired Employees will not suffer any reduction in credit for prior service under such Surviving Corporation severance policy). The severance payment under this Section 6.2(g) will be calculated as one week of base pay for each year of service. Service calculations will be based upon the employee's original hire date with JNB or Z Del, as the case may be. The severance payment under this Section 6.2(g) will not be made if an individual chooses to accept a position with Bank after the Conversion. The administration, interpretation and operation of this severance program will be the responsibility of Bank. All determinations of Bank shall be final, binding and conclusive. Nothing in the program shall be construed as creating a contract or term of employment. Employment remains at-will and may be terminated by the employee or Bank.

             (h) Employee Retention Payments. Hired Employees not covered by the management retention payment program detailed in Section 6.2(i) hereof will be eligible for an employee retention payment to facilitate the operation of the Card Program through Conversion. Each Hired Employee (i) who remains an employee of Bank, JNB or Z Del, as the case may be, in good standing through Conversion or (ii) whose employment is terminated prior to Conversion by Bank, JNB or Z Del, as the case may be, for reasons other than cause or voluntary resignation will be eligible for the employee retention payment set forth in this Section 6.2(h). The amount of the retention payment will be calculated as follows:

               -    $3,500 for non-exempt full time personnel

               -    $2,000 for non-exempt part time personnel

         The administration, interpretation and operation of this program will be primarily the responsibility of Bank. All determinations of Bank shall be final, binding and conclusive. Nothing in the program shall be construed as creating a contract or term of employment. Employment remains at-will and may be terminated by the employee or Bank.


             (i) Management Retention Payment. Bank will pay a management retention payment to exempt employees of JNB or Z Del, as the case may be (as determined by the mutual agreement of Bank and Z Del) provided such individuals remain an employee of Bank, JNB or Z Del, as the case may be, in good standing through Conversion and are employees of Bank at or after Closing. The termination of employment for cause, or by the voluntary resignation of the employee, voids all rights to eligibility for the management retention payment. Notwithstanding anything to the contrary, individuals eligible for this payment will not be eligible for the conversion support payment set forth in Section 6.2(j). The administration, interpretation and operation of this program will be the responsibility of Bank. All determinations of Bank shall be final, binding and conclusive. Nothing in the program shall be construed as creating a contract or term of employment. Employment remains at-will and may be terminated by the employee or Bank.


             (j) Conversion Support Payment. Bank agrees to reimburse Z Del for conversion support payments made by Z Del to exempt employees of JNB or Z Del, as the case may be (as determined by the mutual agreement of Bank and Z Del) in accordance with the requirements set out herein. To be eligible for a conversion support payment, participating individuals must: (i) provide support as reasonably requested by Bank or Associates Commerce Solutions, Inc. through Conversion; and (ii) be employees of Z Del at Conversion. Notwithstanding anything to the contrary herein, individuals eligible for this payment will not be eligible for the management retention payment under Section 6.2(i). Bank will reimburse Z Del upon Bank's receipt of reasonable documentation of such payments within sixty (60) days following Conversion.

         6.3 WARN Act. Z Del shall be responsible for providing notice of any "plant closing" or "mass layoff," as defined in the WARN Act, which occurs prior to the Closing Date. Bank shall be responsible for providing notice of any "plant closing" or "mass layoff" which occurs on or after the Closing Date.

         6.4 Assignment and Assumption. Bank shall have entered into the Assumption and Assignment Agreement with respect to the agreements on Schedule 3.13(a) and (b); provided, however, that Bank shall have no obligation to assume any such agreements for which any required consents to assignment have not been obtained by Z Del or JNB prior to the Closing Date; provided that, to the extent Bank is receiving the benefit of any such agreement, Bank shall reimburse JNB or Z Del, as the case may be, for its costs associated therewith.

         6.5 Regulatory Notices. Bank agrees and covenants that, except to the extent prohibited by Applicable Law, it will provide prompt written notice to Z Del of the issuance prior to the Closing Date of any memorandum of understanding or supervisory letter by the Federal Deposit Insurance Corporation or the Division of Banking of South Dakota with respect to the operations of Bank.

         6.6 ADS Agreement. Bank agrees to pay Z Del for all costs, fees, expenses and penalties, including but not limited to any termination fees or expenses, as and when the same are due, payable or incurred by Z Del or its affiliates in connection with the Termination Agreement. Bank acknowledges that it has reviewed the provisions of the Termination Agreement.


                                   ARTICLE VII
                                MUTUAL COVENANTS

         7.1 Confidentiality. Except to the extent that any of the provisions of that certain confidentiality agreement dated February 3, 2000 between Zale Corporation and Associates Credit Card Services (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement. The parties hereto hereby agree to be bound by the provisions of the Confidentiality Agreement as fully as though they had originally been parties thereto.

         In performing its obligations under this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party, including, but not limited to: such party's marketing philosophy and objectives, competitive advantages and disadvantages, Cardholder and customer names and addresses, financial results, technological development, store locations, sales volume(s), merchandise mix or other information of the business or affairs of each party, its parent, or its affiliated and subsidiary companies, which that party reasonably considers confidential and/or proprietary (collectively referred to as "Confidential Information"). Each party agrees that it will reveal such Confidential Information only to those of its directors, officers, employees (or, with regard to Z Del, directors, officers or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, directors, officers, employees of Bank, or its affiliates which are involved in the development of the Card Program) who are engaged in the implementation of policies, programs or procedures with regard to the acceptance of the Card by Zale. Each party agrees not to use such Confidential Information nor to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement and except as may be agreed upon by the parties. If either should disclose Confidential Information to a third party, such party shall cause said third party to agree to the confidentiality provisions set forth in this Section 7.1.

         Confidential Information does not include information in the public domain, information already known by the party receiving the information prior to commencing the discussions that led to this Agreement, and information lawfully obtained from a third party or information independently developed by a party. The terms of this Section 7.1 will survive the termination of this Agreement and will continue for a period of three (3) years following the date of this Agreement.

         7.2 Consummation of the Transactions. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts consistent with applicable legal requirements to cause the Closing to occur. Z Del and JNB and each of their respective directors, officers and representatives shall file and agree to cooperate with Bank in filing, and Bank and its directors, officers and representatives shall file, and agree to cooperate with Z Del and JNB in filing, any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required by Z Del and JNB, on the one hand, and Bank, on the other hand, in connection with the consummation of the transactions contemplated by this Agreement and the performance by the respective parties hereto of their respective obligations hereunder after such consummation, and in seeking necessary consultation with and prompt favorable action by any such Governmental Entity or third party.

         7.3 Publicity. The parties hereto agree that, from the date of the execution and delivery of this Agreement through the earlier of termination of this Agreement or the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of (i) Bank, in the case of a release or an announcement by Z Del or JNB or (ii) Z Del, in the case of a release or an announcement by Bank (in each case which consent shall not be unreasonably withheld), except to the extent either Bank or Z Del shall reasonably determine that such release or announcement is required by law or the rules or regulations of any United States or foreign securities exchange, in which case such party making such determination shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree to work together to prepare mutually acceptable press releases announcing this Agreement and the Merchant Services Agreement. The provisions of this Section 7.3 shall not apply to communications by Z Del or JNB or Bank to any Governmental Entity in connection with obtaining any consents or approvals required for the consummation of the transactions contemplated hereby or as required by applicable law.

         7.4 Personal Property. The parties hereto hereby agree that all personal property maintained at JNB's facilities is currently, and shall remain after the Effective Time, the sole property of Z Del, unless otherwise agreed to by Z Del and Bank. Z Del agrees to the use of such personal property by Bank until thirty (30) days after Conversion or as may be otherwise agreed to by Z Del and Bank.

         7.5 Cooperation. Each party hereto hereby agrees to cooperate with and provide all reasonable assistance to the other party in connection with any litigation or government or regulatory investigation, whether now existing or hereafter initiated, in connection with Zale's credit card operations acquired by Bank pursuant to this Agreement and the Receivables Purchase Agreement. The provisions of this Section 7.4 shall survive the Closing.

         7.6 Further Assurances. From time to time, as and when reasonably requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further acts or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.


                                   ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1 Each Party's Obligations. The respective obligations of each party hereto to effect the transactions contemplated hereby are subject to the satisfaction or waiver as of the Closing of the following conditions:

             (a) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered into, promulgated, enforced or issued by any Governmental Entity, and no other legal restraint or prohibition shall be in effect, preventing any of the transactions contemplated by this Agreement;

             (b) All bank regulatory or other governmental regulatory approval(s) shall have been obtained; and

             (c) The parties hereto shall have filed all material applications, reports or other documents, given all material notices, met all material requirements, received all material consents and approvals, satisfied any and all conditions of approval and all applicable waiting periods shall have expired in connection with the consummation of the transactions contemplated hereby.

         8.2 Obligations of Z Del and JNB. The obligation of Z Del and JNB to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Z Del) as of the Closing of the following additional conditions:

             (a) Accuracy of Representations and Warranties, Compliance with Covenants. The representations and warranties of Bank made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Bank shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing. Bank shall have delivered to Z Del and JNB a certificate dated the Closing Date and signed by an officer of Bank confirming the foregoing.

               (b) Absence of Litigation, Injunction. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Z Del or JNB is a plaintiff directly or derivatively) which, in the reasonable judgment of Z Del or JNB, would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to Z Del or JNB, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

             (c) Interim Purchase and Servicing Agreement. Associates Credit Card Services, Inc. shall have executed and delivered the Interim Purchase and Servicing Agreement and shall not be in material breach thereof.

             (d) Merchant Services Agreement. Associates and Bank shall have executed and delivered the Merchant Services Agreement and shall not be in material breach thereof.

             (e) Receivables Purchase Agreement. Associates and Bank shall have executed and delivered the Receivables Purchase Agreement and shall not be in material breach thereof.

             (f) Assignment and Assumption Agreement. Associates and Bank shall have executed and delivered the Assignment and Assumption Agreement.

             (g) Specified Items. Bank shall have delivered the items to be delivered and made the payments to Z Del and JNB, as applicable, pursuant to
Section 2.9 hereof.

             (h) Consents. Bank shall have received all consents, authorizations or approvals from Governmental Entities and other Persons referred to herein, in each case in form and substance reasonably satisfactory to Z Del, and no such consent, authorization or approval shall have been revoked.

         8.3 Obligations of Bank. The obligation of Bank to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Bank) as of the Closing of the following additional conditions:

             (a) Accuracy of Representations and Warranties, Compliance with Covenants. The representations and warranties of Z Del and JNB made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Z Del and JNB shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by Z Del and/or JNB by the time of the Closing. Z Del and JNB shall have delivered to Bank a certificate dated the Closing Date and signed by an officer of Z Del and JNB confirming the foregoing.

             (b) Absence of Litigation, Injunctions. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Bank or its parent is a plaintiff directly or derivatively) which, in the reasonable judgment of Bank would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to Bank, if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

             (c) Interim Purchase and Servicing Agreement. JNB shall have executed and delivered the Interim Purchase and Servicing Agreement.

             (d) Merchant Services Agreement. Z Del and Zale Puerto Rico, Inc. shall have executed and delivered the Merchant Services Agreement.

             (e) Receivables Purchase Agreement. Zale Funding Trust shall have executed and delivered the Receivables Purchase Agreement.

             (f) Assignment and Assumption Agreement. Z Del and Bank shall have executed and delivered the Assignment and Assumption Agreement.

             (g) Specified Items. Z Del and JNB shall have delivered the items to be delivered to Purchaser pursuant to Section 2.8.

         8.4 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VIII if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.


                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination Events. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

             (a) by mutual written consent of the parties hereto;

             (b) by either of the parties hereto, if the Closing does not occur on or prior to June 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto if it has failed to perform any of its obligations under this Agreement, which failure has resulted in a failure of any of the conditions of
Article VIII hereto;

             (c) by either of the parties hereto, if any Governmental Entity shall have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order or decree or other action shall have become final and nonappealable; or

             (d) by Z Del, if Bank shall have breached a representation, warranty, or covenant hereunder in any material respect, or by Bank, if Z Del or JNB shall have breached a representation, warranty, or covenant hereunder in any material respect, and, in any such case, such breach shall not have been remedied within thirty (30) days after receipt by the breaching party of notice in writing from the non-breaching party specifying such breach and requesting that it be remedied.

         9.2 Information and Confidentiality. In the event of any termination by any party hereto pursuant to this Article IX, written notice thereof setting forth the reasons therefor shall promptly be given to the other parties hereto, and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein: (i) Bank and its affiliates shall return all documents and other materials (including, without limitation, microfilm, microfiche, magnetic tapes, computer disk or other form of materials) received from Z Del, JNB and any of their respective affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Z Del; and (ii) all Confidential Information received by Bank or its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         9.3 Abandonment. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article IX, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 7.3 relating to publicity , (ii) Section 7.1 relating to the obligation of the parties to keep confidential certain information and data obtained by them, (iii) this Article IX, (iv) Article XI relating to certain expenses, (v) Section 12.9 relating to consent to jurisdiction, (vi)
Section 12.10 relating to choice of law and (vii) Section 12.11 relating to arbitration. Nothing in this Article IX shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.


                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall survive until the second anniversary of the Closing Date, except that the agreement of Z Del and JNB to indemnify Bank under Sections 10.2(a)(ii) and 10.2(a)(iii) hereunder and under Sections 10.2(a)(ii) and 10.2(a)(iii) of the Receivables Purchase Agreement shall continue for a period two (2) years from the Conversion Date. The representations and warranties included herein are exclusive, and the parties hereto confirm that they have not relied upon any representations or warranties not contained herein or in the Schedules hereto as an inducement to enter into this Agreement.

         10.2 Agreement to Indemnify.

             (a) Indemnification by Z Del and JNB. Z Del and JNB, jointly and severally, will indemnify Bank and its affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability or expense (including reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered by Bank or any of its affiliates (i) because of any breach of an agreement, covenant, representation or warranty made by Z Del or JNB in this Agreement or (ii) in connection with any Losses (except for any amounts incurred by Z Del in connection with the Termination Agreement, for which Bank is obligated to pay Z Del pursuant to Section 6.6 of this Agreement) incurred as a result of any Servicer Related Claim based upon acts or omissions occurring prior to the closing date of the transactions contemplated under the Receivables Purchase Agreement (as set forth in Section 2.3 of the Receivables Purchase Agreement), including any Losses incurred in connection with such acts or omissions occurring prior to such closing date which continue after such closing date, or (iii) any Third Party Servicer Related Claim based upon acts or omissions of ADS occurring prior to the closing date of the transactions contemplated under the Receivables Purchase Agreement (as set forth in Section
2.3 of the Receivables Purchase Agreement), including such acts or omissions occurring prior to such closing date which continue after such closing date, or
(iv) any Servicer Related Claim based upon the negligence or willful misconduct of Z Del or JNB or their respective affiliates occurring after the Closing Date; provided, however, that the ability of Bank to recover hereunder in respect of any breach of the representations or warranties of Z Del and JNB made in Section 3.11(a) or 3.11(b) of this Agreement will not be deemed to be qualified by the reference to Material Adverse Effect contained in the first sentence of Section 3.11(a), the exception(s) to the representation and warranty in Section 3.11(b)(i) set forth in Schedule 3.11(b), or by the reference to knowledge or the exception contained in the first clause in Section 3.11(b)(ii). Notwithstanding the foregoing:

                 (A) Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under Section 10.2(a)(i) hereunder and under Section 10.2(a)(i) of the Receivables Purchase Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this Agreement and the Receivables Purchase Agreement and not an individual amount as to each such agreement) incurred or suffered by Bank of a type otherwise indemnifiable pursuant to Section 10.2(a)(i) of this Agreement, in the case of claims hereunder, and Section 10.2(a)(i) of the Receivables Purchase Agreement, in the case of claims under the Receivables Purchase Agreement, at which time Z Del and JNB shall be liable to Bank for such amounts in excess of such $5,000,000.00; provided however, that Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under
             Section 10.2(a)(i) hereunder and under Section 10.2(a)(i) of the Receivables Purchase Agreement in excess of $150,000,000.00;

                 (B) Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) hereunder and under Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of the Receivables Purchase Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this

             Agreement and the Receivables Purchase Agreement and not an individual amount as to each such agreement) incurred or suffered by Bank of a type otherwise indemnifiable pursuant to Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of this Agreement, in the case of claims hereunder, and Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of the Receivables Purchase Agreement in the case of claims under the Receivables Purchase Agreement, at which time Z Del and JNB shall be fully liable to Bank for any and all such amounts in excess of such $5,000,000.00.

             (b) Indemnification by Bank. Bank will indemnify Z Del and JNB and their affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by Z Del or JNB or any of their affiliates (i) because of any breach of an agreement, covenant, representation or warranty made by Bank in this Agreement or (ii) in connection with any Losses incurred as a result of any Servicer Related Claim based upon acts or omissions occurring on or after the closing date of the transactions contemplated under the Receivables Purchase Agreement (as set forth in Section 2.3 of the Receivables Purchase Agreement), provided that such Losses are not incurred as a result of the negligence or willful misconduct of Z Del or JNB or their respective affiliates, or (iii) any Third Party Servicer Related Claim based upon acts or omissions of ADS occurring on or after the closing date of the transactions contemplated under the Receivables Purchase Agreement (as set forth in Section 2.3 of the Receivables Purchase Agreement). Notwithstanding the foregoing:

                  (A) neither Z Del nor JNB will be entitled to indemnity from
             Bank with respect to claims for indemnification under Section 10.2(b)(i) hereunder and under Section 10.2(b)(i) of the Receivables Purchase Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this Agreement and the Receivables Purchase Agreement and not an individual amount as to each such agreement) incurred or suffered by Z Del or JNB of a type otherwise indemnifiable pursuant to Section 10.2(b)(i) of this Agreement, in the case of claims hereunder, and Section 10.2(b)(i) of the Receivables Purchase Agreement, in the case of claims under the Receivables Purchase Agreement, at which time Bank shall be liable to Z Del and JNB for such amounts in excess of such $5,000,000.00; provided however, that neither Z Del nor JNB will be entitled to indemnity from Bank with respect to claims for indemnification under Section 10.2(b)(i) hereunder and under
             Section 10.2(b)(i) of the Receivables Purchase Agreement in excess of the "Purchase Price" (as such term is defined in the Receivables Purchase Agreement);

                  (B) Z Del and JNB will be entitled to indemnity from Bank, without limitation, with respect to claims for indemnification under Sections 10.2(b)(ii) and 10.2(b)(iii) hereunder and under Sections 10.2(b)(ii) and 10.2(b)(iii) of the Receivables Purchase Agreement for all Losses incurred or suffered by Z Del or JNB of a type otherwise indemnifiable pursuant to Sections 10.2(b)(ii) and 10.2(b)(iii) of this Agreement, in the case of claims hereunder, and Sections 10.2(b)(ii) and 10.2(b)(iii) of the Receivables Purchase Agreement in the case of claims under the Receivables Purchase Agreement.

         10.3 Conditions of Indemnification. Subject to the provisions of
Section 10.4, the obligations and liabilities of JNB and Z Del, in the case of
Section 10.2(a), and Bank, in the case of Section 10.2(b), with respect to claims made by or against third parties ("Third Party Claims") shall be subject to the following terms and conditions:

              (a) The person to whom such Third Party Claim relates (the "Indemnified Party") will give the party from which indemnity is sought hereunder (the "Indemnifying Party") prompt notice of such Third Party Claim, (which notice in any event shall be given to the Indemnifying Party within 10 days of the Indemnified Party first becoming aware of the facts and circumstances that form the basis of such Third Party Claim), and the Indemnifying Party will (except as otherwise contemplated by the proviso to Section 10.3(b) hereof) assume the defense thereof by representatives chosen by it; provided, that the Indemnified Party shall be entitled to participate in such action and to employ counsel at its own expense to assist in the handling of such Third Party Claim.

              (b) If the Indemnifying Party, within a reasonable time after notice of any such Third Party Claim, fails to assume the defense thereof, the Indemnified Party shall (upon a subsequent 10 days' notice to the Indemnifying Party) have the right to undertake the defense or, with the consent of the Indemnifying Party, to undertake a compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof. The Indemnifying Party shall not be liable for any compromise or settlement of a Third Party Claim effected without its written consent (which consent will not be unreasonably withheld, delayed or conditioned). During any period when the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such Third Party Claim without the Indemnifying Party's consent; provided, however, that the Indemnified Party may nonetheless pay, compromise or settle such Third Party Claim without such consent during such period, in which event it shall, automatically and without any further action on its part, waive any right (whether or not pursuant to this Agreement) to indemnity in respect of all losses, liabilities, damages or expenses relating to such Third Party Claim.

              (c) Anything in this Section 10.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be withheld unreasonably or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment which settlement, compromise or consent imposes any future obligation on the Indemnified Party or which does not include as an unconditional term thereof the giving by the claimant and or plaintiff to the Indemnified Party a release from all liabilities in respect of such Third Party Claim.

              (d) The Indemnified Party shall, and shall cause its affiliates to, provide the Indemnifying Party with such assistance (without charge) as may reasonably be requested by the Indemnifying Party in connection with any indemnification or defense provided for herein, including, without limitation, providing the Indemnifying Party with such information, documents and records and reasonable access to the services of and consultations with such personnel of the Indemnified Party or its Affiliates as the Indemnifying Party shall deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

         10.4 Limitation of Indemnification. Each Claim shall be reduced by the amount of any insurance proceeds actually received in connection with such Claim; the party seeking indemnification covenants to exercise its reasonable best efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such Claim relates to an event covered by such insurance policies before such party may recover for any Claim pursuant to this Article X.

         10.5 Claims Adjusted for Taxes. The amount of any Claim for which indemnification is provided under this Article X shall be (i) if the indemnity payment is not treated as an adjustment to the Purchase Price for Tax purposes pursuant to the next sentence, increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party as a result of the deductibility, depreciation, amortization or other cost recovery for Tax purposes of such Claim. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless and until a final and conclusive determination with respect to the Indemnified Party or any or its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

         10.6 Exclusivity of Remedy. After the Closing, the sole and exclusive remedy of the parties hereto for any breach or inaccuracy of any representation or warranty contained in this Agreement or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article X.


                                   ARTICLE XI
                                    EXPENSES

         Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party actually incurring such costs and expenses. All transfer taxes which may be imposed or assessed as a result of the Merger shall be borne by Bank.

                                   ARTICLE XII
                                  MISCELLANEOUS


         12.1 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

         12.2 Amendment or Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

         12.3 Headings. The headings contained in this Agreement, or in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         12.5 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of law in connection with a merger, or sale of substantially all the assets, or any dissolution, of any party hereto) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 12.5 shall be void.

         12.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

         if to Z Del or JNB:

                  Zale Corporation
                  901 W. Walnut Hill Lane
                  Irving, Texas   75038-1003
                  Fax No: (972) 580-4934
                  Attn: General Counsel


         with a copy to:

                  Zale Corporation
                  901 W. Walnut Hill Lane
                  Irving, Texas   75038-1003
                  Fax No: (972) 580-5335
                  Attn: Chief Operating Officer

         with a copy to:

                  Troutman Sanders LLP
                  600 Peachtree Street, NE
                  Suite 4500
                  Atlanta, GA 30308-2216
                  Fax No: (404) 885-6508
                  Attn: John C. Beane, Esq.

         if to Associates or Bank:

                  Associates First Capital Corporation
                  250 E. Carpenter Freeway
                  Irving, TX 75062
                  Fax No: (972) 652-5798
                  Attn: General Counsel

          with copies to:

                  Hurley State Bank
                  1503 East 10th Street
                  Sioux Falls, South Dakota 57103
                  Fax No: (605)336-5781
                  Attn: Senior Vice President

         and

                  Associates Commerce Solutions, Inc.
                  Four Parkway North
                  Deerfield, Illinois 60015
                  Fax No: (847) 597-3279
                  Attn:  Assistant General Counsel

or such other address as any party may from time to time specify by written notice to the other parties hereto.

         12.7 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

         12.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         12.9 Consent to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of (a) the courts of the State of Texas and (b) the federal court sitting in the Northern District of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. The parties hereto agree to commence any action, suit or proceeding relating hereto either in the federal court sitting in the Northern District of Texas or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas. The parties hereto further agree that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Texas with respect to any matters to which it has submitted to jurisdiction in this Section 12.9. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Texas or (ii) the federal court sitting in the Northern District of Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

         12.11 Arbitration. If the parties hereto are unable to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby, such dispute shall be submitted to arbitration in accordance with the procedures hereof. The arbitration shall be initiated by a party's delivering to the other parties hereto a notice of intention to arbitrate (the "Arbitration Notice"). The arbitration shall be held in Dallas County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is instituted and as provided herein. In the event of any inconsistency between such Rules and this Agreement, this Agreement shall control. Unless the parties agree to a single arbitrator, the arbitration shall be conducted before three (3) independent and impartial arbitrators, none of whom shall be affiliated with either party hereto. Within ten (10) days of the date of the Arbitration Notice each party shall notify the other of its choice of an arbitrator. Each party shall have the right, for a period of ten (10) days following its receipt of notice of a proposed arbitrator from the other party, to investigate the arbitrator so chosen to verify his or her impartiality. Thereafter, the two (2) arbitrators so chosen shall choose the third arbitrator who shall be the chairman of the panel of the three arbitrators. All arbitrators, prior to their service, shall disclose all actual or perceived conflicts of interest involving the subject matter of the dispute or with the parties. In the event the parties agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent. The three (3) arbitrators (or the single arbitrator, if the parties so choose, in either case, the "Tribunal") selected shall hear and decide the arbitration case. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Section Section 1-16) to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and the parties agree to be bound by the decision of the arbitrators and agree that judgment thereon may be entered by any court having jurisdiction thereof. The Tribunal shall determine the fact-based claims of the parties and render its final decision in accordance with the substantive laws of the State of Texas, exclusive of its conflict of law rules. The limitations on any actions will be determined under Texas law. The Tribunal may, in the course of proceedings, order any provisional remedy or conservatory measure, including, but not limited to attachment, preliminary injunction or the deposit of specified security, which it considers to be necessary, just and suitable under the circumstances. The failure of a party to comply with such an interim order, after due notice and opportunity to cure such non-compliance, may be treated by the Tribunal as a default, and all or some of the claims or defenses of the defaulting party may be stricken and partial or final decision entered against such party, or the Tribunal may award such lesser sanctions as it deems appropriate. A request for interim or provisional relief to a court shall not be deemed incompatible with the parties' agreement to arbitrate or as a waiver of such agreement. Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for each party shall be held for the purpose of developing a plan for the management of the arbitration, all of which shall then be memorialized in an appropriate order. The Tribunal shall actively manage the proceedings as it deems best so as to make such proceedings expeditious, economical and less burdensome and adversarial than litigation. The Tribunal shall permit and facilitate such discovery as it shall determine appropriate and as the circumstances warrant, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial demonstrated need therefor. Papers, documents and written communications shall be served by the parties directly upon each other and the Tribunal. All papers, documents, briefs, written communication, testimony and transactions, as well as any and all Tribunal decisions, shall be confidential and not disclosed to anyone other than the Tribunal, the parties or the parties' attorneys and expert witnesses (where applicable to their testimony) except that upon written consent of the parties, such information shall be disclosed to additional third-parties, and except that such information may be disclosed to the extent required by Applicable Law or pursuant to the rules of any foreign or domestic stock exchange on which shares of either party hereto are listed. All third parties shall agree in writing to keep such information confidential. The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each party for presentation of its case and exclude testimony and other evidence that it deems irrelevant, cumulative or in admissible. Notwithstanding the parties' agreement regarding arbitration venue above, upon motion of any party, the Tribunal may temporarily relocate a hearing to a place designated by the Tribunal as may be necessary to hear the testimony of particular witnesses not subject to subpoena at the designated hearing site. The purpose of such temporary relocation is to permit a hearing at a place where such witnesses can be compelled to attend. With the consent of both parties, the testimony may be recorded before a single member of the Tribunal. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the parties pending the final decision of the Tribunal. The Tribunal is empowered to award only compensatory damages as such may be limited by the terms of this Agreement. Each party hereby irrevocably waives any damages in excess of compensatory damages including a waiver of any punitive or multiple damages. The Tribunal may, in its discretion, grant pre-decision interest and, if so, such interest shall be at commercial rates during the relevant period. The Tribunal may award all or a part of a party's reasonable attorneys' fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the parties and their counsel in the course of the arbitration and other relevant factors. The Tribunal shall, in a final decision, assess the amount of the costs of the proceedings. Prior to rendering its final decision, the Tribunal shall submit to the parties an unsigned draft of the proposed decision and each party, within five (5) Business Days after receipt of such draft decision, may serve on the other party and file with the Tribunal a written statement outlining any alleged errors of fact, law, computation or otherwise. Within five (5) Business Days after receipt of such statement, the Tribunal shall render its final decision. Any arbitration decision shall conform as closely as reasonably possible to the order or judgment which would be rendered by a court of the State of Texas. Any arbitration decision shall state the reasoning on which it is based, although such reasons shall not be used as a basis of appeal or other judicial proceeding. To the extent permitted by law, any decision by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any party to this Agreement may also be a party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                            ZALE DELAWARE, INC.



                                        By:   /s/ ALAN P. SHOR
                                           ------------------------------------
                                           Name:  Alan P. Shor
                                           Title: Executive Vice President and
                                                  Chief Operating Officer


                                           JEWELERS NATIONAL BANK



                                        By:   /s/ ALAN P. SHOR
                                           ------------------------------------
                                           Name:  Alan P. Shor
                                           Title: Chairman and
                                                  Chief Executive Officer


                                           HURLEY STATE BANK



                                        By:   /s/ WILLIAM E. JOHNSON
                                           ------------------------------------
                                           Name:  William E. Johnson
                                           Title: Senior Vice President

                  GUARANTY OF OBLIGATIONS OF HURLEY STATE BANK

         In consideration of the execution and delivery by Z Del and JNB of the foregoing Agreement and Plan of Merger, the undersigned, parent company of Bank, hereby guarantees absolutely and unconditionally to Z Del the due and punctual performance, when and as due, of (i) all obligations of Bank arising under or pursuant to the foregoing Agreement and Plan of Merger; (ii) the accuracy of Bank's representations and warranties set forth herein; and (iii) the punctual payment of all sums now or hereafter owed by Bank under the foregoing Agreement. The liability of the undersigned under this Guaranty shall be unlimited and unconditional, and this Guaranty shall be a continuing guarantee. Z Del may proceed directly against the undersigned without proceeding against or otherwise exercising any remedy with respect to Bank. The undersigned represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that it has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Guaranty; that the execution, delivery and performance of this Guaranty by the undersigned do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other Person which has not been made or obtained; that this Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except to the extent the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other laws governing the rights of creditors generally and except as limited by applicable principles of equity; and that the execution, delivery and performance of this Guaranty by the undersigned do not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which the undersigned is party or by which its assets or properties are bound.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand through its duly authorized representative this 10th day of July, 2000.


                                      ASSOCIATES FIRST CAPITAL CORPORATION

                                        By: /s/ JOSEPH N. SCARPINATO
                                           ------------------------------------

                                        Name:   Joseph N. Scarpinato

                                        Title:  Senior Executive Vice President

                              DISCLOSURE SCHEDULES


         These Schedules are made and given pursuant to the Agreement and Plan of Merger, dated as of July 10, 2000, by and between Zale Delaware, Inc. ("Z Del"), Jewelers National Bank ("JNB"), and Hurley State Bank ("Bank") (the "Agreement"). Any terms defined in the Agreement shall have the same meaning when used in these Schedules unless the context otherwise requires. Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated by reference into any other section number under the Agreement where such disclosure would be appropriate.

Nothing herein constitutes admission of any liability or obligation of Z Del or JNB nor an admission against the interests of either such party. Inclusion of any agreement or other matter herein or any exhibit hereto should not be interpreted as indicating that Z Del or JNB has determined that such agreement or other matter (a) is necessarily material or (b) has had or would have a Material Adverse Effect.

SCHEDULES

Schedule
--------
2.6         Purchase Price
3.2         No Conflicts; Consents
3.4         Shares of JNB
3.6         Absence of Certain Changes or Events
3.7         Litigation
3.8.1       States for filing Tax Returns
3.8.2       Tax Returns
3.9         Benefit Plans
3.10(a)     Employee Relations
3.10(b)     Severance Pay, Retention Pay or Bonus
3.11        Compliance, Licenses and Permits; Accounts and Receivables
3.13(a)     Contracts
3.13(b)     Contracts
3.15        Real Properties
3.16        Office Leases
3.17        Guaranties
3.18        Computer Systems
3.19        Cardholder Agreements
4.3         No Conflicts; Consents
4.5         Absence of Certain Changes or Events
4.7         Litigation
4.8         Regulatory Compliance
6.1         Hired Employees